SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒  Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14A-12

JONES SODA CO.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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234 Ninth Avenue North Seattle, WA 98109	T 206-624-3357 F 206-624-6857 www.jonessoda.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

JUNE 5, 2008

2:00 p.m.

To Jones Soda Co. Shareholders:

Notice is hereby given that the 2008 Annual Meeting of Shareholders of Jones Soda Co., a Washington corporation, will be held at 2:00 p.m. local time on Thursday, June 5, 2008 at Pan Pacific Hotel Seattle, 2125 Terry Avenue, Seattle, Washington 98121. Only shareholders who owned stock at the close of business on the record date, April 16, 2008, can vote at the Annual Meeting or any other adjournments of the Annual Meeting that may take place. At the Annual Meeting, we will ask you to:

1.	elect seven directors to our Board of Directors for a term of one year; and

2.	transact such other business as may properly come before the meeting and any adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE NOMINATED DIRECTORS DESCRIBED IN THE PROXY STATEMENT.

Each of these items of business is more fully described in the Proxy Statement accompanying this Notice. Shareholders of record at the close of business on April 10, 2007 are entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors,
JONES SODA CO.

HASSAN N. NATHA
Corporate Secretary and Chief Financial Officer

Seattle, Washington

April 25, 2008

Please note that attendance at our Annual Meeting will be limited to shareholders who owned stock at the close of business on the record date, or their authorized representatives, and their guests.

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, we urge you to complete, sign, date and return the enclosed proxy at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting. Promptly signing, dating and returning the proxy will save us the expense and extra work of additional solicitation. An addressed envelope, for which no postage is required if mailed in the United States, is enclosed for that purpose. Sending in your proxy will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option. Please note, however, that if a broker, bank or other nominee is the record holder of your shares and you wish to attend and vote at the meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee.

JONES SODA CO.

234 Ninth Avenue North

Seattle, Washington 98109

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Jones Soda Co., to be voted at the 2008 annual meeting of the shareholders. The annual meeting will be held at 2:00 p.m. (local time) on Thursday, June 5, 2008, or at any continuation or adjournment thereof (the “Annual Meeting”). The Annual Meeting will be held at Pan Pacific Hotel Seattle, 2125 Terry Avenue, Seattle, Washington for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

We intend to mail this Proxy Statement and accompanying proxy card on or about May 1, 2008, to all shareholders entitled to vote at the Annual Meeting. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, including financial statements, accompanies this Proxy Statement.

Voting and Outstanding Shares

Only holders of record of our common stock at the close of business on April 16, 2008 are entitled to notice of and to vote at the Annual Meeting. There were 26,354,177 shares of common stock issued and outstanding on that date. Shareholders are entitled to one vote for each share of common stock held on all matters to be voted upon at the Annual Meeting. If your shares are represented by proxy, they will be voted in accordance with your directions. If your proxy is signed and returned without any directions given, your shares will be voted in accordance with our recommendations.

We are not aware, as of the date of this Proxy Statement, of any matters to be voted on at the Annual Meeting other than as stated in this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy gives discretionary authority to the persons named in it to vote the shares in their best judgment.

If the Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have at that time effectively been revoked or withdrawn, notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

Quorum; Approval Requirements

The presence at the Annual Meeting, in person or by proxy, of holders of record of at least 33 1/3% of the outstanding shares of common stock constitutes a quorum at the Annual Meeting.

For Proposal 1, Election of Directors, the nominees for election to the Board of Directors who receive the greatest number of affirmative votes cast by holders of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting, will be elected to the Board.

Computershare Trust Company, our transfer agent, will tabulate all votes and will separately tabulate affirmative and negative votes, abstentions and broker non-votes prior to our meeting date. Advantage Proxy will act as Inspector of Elections at our annual meeting.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes will be included in determining the presence of a quorum at the Annual Meeting. However, they will have no effect on Proposal 1, Election of Directors because they will not represent votes cast at the Annual Meeting for the purpose of voting on such proposal. Broker non-votes occur when a person holding shares through a bank or brokerage account does not provide instructions as to how his or her shares should be voted and the broker either does not exercise, or is not permitted to exercise, discretion to vote those shares on a particular matter. Brokers may exercise discretion to vote shares as to which instructions are not given with respect to the election of directors.

Solicitation of Proxies

Our Board of Directors is soliciting proxies pursuant to this Proxy Statement. Stephen C. Jones and Hassan N. Natha, and each or either of them, are named as proxies. We will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of this Proxy Statement, the proxy card and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of common stock in their names that are beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, email, facsimile or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services.

Revocability of Proxies

Any shareholder who executes a proxy pursuant to this solicitation retains the right to revoke it at any time before it is voted. It may be revoked by delivering to our Corporate Secretary, at or prior to the Annual Meeting, either a written notice of revocation or a duly executed proxy bearing a later date. Alternatively, it may be revoked by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

The Board of Directors has reviewed the relationships between the Company and each of its directors and director nominees and has determined that the following directors and director nominees are “independent” within the meaning of the listing standards of The Nasdaq Stock Market: Richard S. Eiswirth, Jr., Michael M. Fleming, John J. Gallagher, Jr., Matthew M. Kellogg, Alfred W. Rossow, Jr. and Susan Schreter. These directors and director nominees are also “independent” within the meaning of applicable corporate governance policies of the TSX Venture Exchange, including NI 58-101 and MI 52-110.

Board Attendance

During the 2007 fiscal year, the Board of Directors held 22 meetings. Each director was in attendance at more than 75% of the meetings held of the Board and any committees on which he served during his tenure as a director in 2007. At each Board meeting, the non-management directors have the opportunity to meet in executive session without members of management present.

We do not have a formal policy requiring director attendance at our annual meeting of shareholders, however, all directors are encouraged to attend. At last year’s 2007 annual meeting of shareholders, one of our directors was in attendance.

Board Meetings and Committees

Our Board currently has an Audit Committee, a Compensation and Governance Committee and a Nominating Committee, each of which is comprised solely of independent directors. The membership of each committee as of April 16, 2008 is indicated below:

Director	Compensation and Governance	Audit	Nominating
Alfred W. Rossow, Jr.		Chair
Richard S. Eiswirth, Jr.	Chair	X
John J. Gallagher, Jr.		X	Chair
Michael M. Fleming.	X		X

Audit Committee

The Audit Committee represents the Board of Directors in discharging its responsibilities relating to our accounting, reporting, financial and internal control practices. The committee has general responsibility for reviewing with management the financial and internal controls and the accounting, auditing and reporting activities of our company and our subsidiaries. The committee annually reviews the qualifications and objectivity of our independent auditors, is responsible for selecting, retaining or replacing our independent auditors, reviews the scope, fees and result of their audit, reviews and approves any non-audit services and related fees, is informed of their significant audit findings and management’s responses thereto, and annually reviews the status of significant current and potential legal matters. The Audit Committee reviews the quarterly and annual financial statements and recommends their acceptance to the Board of Directors. The Audit Committee has a written charter, which is posted on the Company’s website at www.jonessoda.com under “About Jones—Investor Relations—Corporate Governance.”

The Board of Directors has determined that Mr. Rossow and Mr. Eiswirth each qualify as an “audit committee financial expert” within the meaning of SEC rules. All of the directors on the Audit Committee qualify as “independent directors” within the meaning of SEC rules and the listing standards of The Nasdaq Stock Market. The Audit Committee held eight meetings in 2007.

Compensation and Governance Committee

In April 2008, the Compensation Committee (the “Committee”) adopted a written charter and changed its name to the “Compensation and Governance Committee.” During 2007, the Committee consisted of Scott Bedbury, Michael M. Fleming and John J. Gallagher, Jr., until August 2007, when Richard S. Eiswirth, Jr. replaced John J. Gallagher on the committee and was appointed chairman of the committee. In December 2007, Scott Bedbury resigned from the committee prior to being appointed interim Chairman of the Board of Directors. Each member of the Committee is an independent director under The Nasdaq Stock Market listing standards. Compensation for the Named Executive Officers is recommended by the Committee of our Board of Directors to the full Board. All decisions and recommendations of the Committee are reported to and approved by our Board, with the exception of equity grants, which, beginning in April 2008, are approved by the Committee. Compensation consultants were not retained in 2007 to advise with respect to executive compensation or other compensation matters.

Pursuant to its written charter, the primary function of the Committee is to assist with the responsibilities of the Board of Directors relating to the compensation of the Company’s Chief Executive Officer and other executives, employees and directors who are not employees of the Company, and relating to the Company’s retirement, welfare and other benefit plans. The Committee is also responsible for performing other compensation- and governance-related duties set forth in its written charter, which is posted on the Company’s website at www.jonessoda.com under “About Jones—Investor Relations—Corporate Governance.” The Committee, when appropriate, may delegate authority to subcommittees and may delegate authority to one or more designated members of the Committee, the Board or Company officers. Additionally, the Committee, in its sole discretion, may retain independent counsel, accounting and other professionals without seeking approval of the Board with respect to the selection, fees and/or retention terms for these advisors.

Under the new charter, the Committee establishes, and annually reviews, policies regarding executive compensation. With respect to our Chief Executive Officer, each year the Committee solicits input from the full Board of Directors and, based on that input, develops corporate goals and objectives relevant to the CEO’s compensation, evaluates the CEO’s performance in light of those goals and objectives and, with the exception of equity grants, recommends to the Board the CEO’s compensation based on this evaluation and other relevant information. The CEO provides the Committee a performance assessment and recommendation regarding performance goals and compensation for other executive officers. The Committee reviews this information and the recommendations, as well as other relevant information, and, with the exception of equity grants, recommends the compensation of these officers on an annual basis to the Board, which approves such compensation.

The Chief Executive Officer reports to the Committee regularly on the results of the evaluations of our executive officers (other than the CEO). In addition to the CEO’s involvement in setting individual performance goals, conducting evaluations and making compensation recommendations for other executive officers, our management team plays an active role in updating the Committee on the trends and challenges of hiring, retaining and competing for talent. The management team periodically suggests alternative forms of compensation or compensation strategies to assist the Committee in recommending to the Board compensation packages that will enable us to attract and retain key talent.

Under the new charter, the Committee also reviews director compensation practices—including and in relation to peer companies—and recommends to the Board of Directors, as appropriate, revisions to our director compensation program. In addition, the Committee develops, periodically reviews and recommends to the Board director and executive stock ownership guidelines, and provides oversight and recommendations to the Board regarding our welfare and other tax-qualified and nonqualified benefit plans.

Minutes of each meeting of the Committee are prepared by the Committee Chair or by his designee and sent to each Committee member and to the full Board of Directors. In addition, the Committee reports regularly to the

Board and seeks its approval on any other significant matters arising from the Committee’s work, including awards to top executives and special executive employment, compensation and retirement arrangements. The Committee held seven meetings in 2007.

Nominating Committee

During 2007, the Nomination Committee consisted of Scott Bedbury, Stephen C. Jones and John J. Gallagher, Jr. Mr. Jones resigned from the committee in March 2007. In December 2007, Scott Bedbury resigned from the committee prior to being appointed interim Chairman of the Board of Directors and John J. Gallagher Jr. was appointed chairman of the committee and Michael M. Fleming was appointed to the committee. All of the directors on the Nominating Committee qualify as “independent directors” within the meaning of the listing standards of The Nasdaq Stock Market. The Nominating Committee held four meetings in 2007.

The primary functions of the Nominating Committee are to identify individuals qualified to become members of the Board of Directors and to approve and recommend to the Board of Directors director candidates for election to the Board of Directors. The Nominating Committee is also responsible for performing other related duties set forth in its written charter, which is posted on the Company’s website at www.jonessoda.com under “About Jones—Investor Relations—Corporate Governance.”

Director Nomination Procedures

The Nominating Committee is generally responsible for the identification, review, selection and recommendation to the Board of Directors of candidates for director nominees, including the development of policies and procedures to assist in the performance of these responsibilities. The Nominating Committee reviews with the Board the requisite qualifications, skills and characteristics for Board nominees and composition and the specific considerations relating to individual director candidates. Upon the Nominating Committee’s recommendations, the Board recommends the director nominees to the shareholders for election.

Potential director candidates are referred to the Chair of the Nominating Committee for consideration by the Nominating Committee, which may then recommend the director candidate to the Board of Directors for its consideration, if deemed appropriate. If necessary or desirable in the opinion of the Nominating Committee, the Nominating Committee will determine appropriate means for seeking additional director candidates, including engagement of outside consultants to assist in the identification of director candidates.

The Nominating Committee will consider candidates recommended by shareholders. Shareholders wishing to suggest director candidates should submit their suggestions in writing to the Chair of the Nominating Committee, c/o the Secretary of the Company, providing the candidate’s name, biographical data and other relevant information. Shareholders who intend to nominate a director for election at the 2009 Annual Meeting of Shareholders must provide advance written notice of such nomination to the Secretary of the Company in the manner described below under the heading “Shareholder Proposals.”

The Nominating Committee has recommended to the Board of Directors, and the Board has adopted, the Director Selection Guidelines set out in Exhibit A to the Nominating Committee charter. In accordance with the Director Selection Guidelines, the Nominating Committee and the Board, as appropriate, will review the following considerations, among others, in their evaluation of candidates for Board nomination: personal and professional ethics; training, experience and ability at making and overseeing policy in business; commitment to fulfilling the duties of the Board; commitment to understanding the Company’s business; commitment to engaging in activities in the best interests of the Company; independence; diversity; industry knowledge and contacts; financial or accounting expertise; leadership qualities; public company board of director and committee experience and other relevant qualifications. A director candidate’s ability to devote adequate time to Board and committee activities is also considered. The Nominating Committee periodically reviews with the Board the appropriate process for and the considerations to be taken in the evaluation of director candidates. In the event there is a vacancy on the Board, the Chair of the Nominating Committee will initiate the effort to identify appropriate director candidates.

Shareholder Communication with the Board

Shareholders who wish to communicate with our Board of Directors or with a particular director can send correspondence to our Corporate Secretary, c/o Jones Soda Co., 234 Ninth Avenue North, Seattle, WA 98109. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such correspondence must identify the author as a shareholder of Jones Soda Co., and clearly state whether the intended recipients are all members of the Board of Directors or just certain specified directors.

Depending on the subject matter of the communication, management will do one of the following:

•	forward the communication to the director or directors to whom it is addressed;

•	attempt to handle the inquiry directly, for example where it is a request for information about the company or it is a stock related matter; or

•	not forward the communication if it is primarily commercial in nature, if it relates to an improper or irrelevant topic, or if it is unduly hostile, threatening, illegal or otherwise inappropriate.

At each Board meeting, management will present a summary of all communications received since the last meeting that were not forwarded and shall make those communications available to the directors.

In addition, any person who desires to communicate any matter specifically to our Audit Committee may contact the Audit Committee by addressing a letter to the Chairman of the Audit Committee, c/o Corporate Secretary, Jones Soda Co., 234 Ninth Avenue North, Seattle, WA 98109. Communications addressed to the Audit Committee Chair may be submitted anonymously, in which event the envelope will not be opened for any purpose, other than appropriate security inspections. Otherwise, such mailing will be forwarded directly to the Chair of our Audit Committee for his or her review and follow-up action as he or she deems appropriate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of April 16, 2008, certain information regarding the beneficial ownership of our outstanding common stock by the following persons or groups:

•	each person who, to our knowledge, beneficially owns more than 5% of our common stock;

•	the Named Executive Officers identified in the Summary Compensation Table below;

•	each of our current directors and director nominees; and

•	all of our directors and executive officers as a group.

As of April 16, 2008, there were 26,354,177 shares of common stock issued and outstanding. Unless otherwise indicated, each person’s address is c/o Jones Soda Co., 234 Ninth Avenue North, Seattle, WA 98109.

Beneficial ownership is determined in accordance with SEC rules and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of April 16, 2008 are deemed outstanding for computing the percentage ownership of the person holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated and subject to community property laws where applicable, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the shares listed opposite their names.

	Beneficial Ownership of Common Stock(1)
Name and Address	No. of Shares(1)	Options/Warrants Currently Exercisable or Within 60 Days	Total Beneficial Ownership(2)	Percent of Total
Executive Officers, Directors and Director Nominees
Stephen C. Jones	106,000	7,857	113,857	*
Jonathan J. Ricci	8,000	—	8,000	*
Hassan N. Natha	17,500	52,857	70,357	*
Lars P. Nilsen	10,300	30,571	40,871	*
Peter J. Burns	18,000	5,714	23,714	*
Peter M. van Stolk(3)	1,851,194	257,843	2,109,037	7.9%
Scott Bedbury	66,000	22,857	88,857	*
Richard S. Eiswirth, Jr.	11,000	17,857	28,857	*
Michael M. Fleming	11,000	7,857	18,857	*
John J. Gallagher, Jr.	11,000	17,857	28,857	*
Alfred W. Rossow, Jr.	6,000	32,857	38,857	*
Matthew Kellogg	100,000	—	100,000	*
Susan Schreter	—	—	—	*
All current directors and executive officers as a group (10 persons)(4)	2,087,694	417,842	2,505,536	9.4%

Other Principal Shareholders
Royce & Associates LLC(5)	2,386,400	—	2,386,400	9.1%
1414 Avenue of the Americas
New York, NY 10019

Wellington Management Company, LLP(6)	2,233,800	—	2,233,800	8.5%
75 State Street
Boston, MA 02109

*	Less than one percent

(1)	Includes shares of unvested restricted stock as follows: Mr. Jones, 5,429; Mr. Ricci, 8,000; Mr. Natha, 10,857; Mr. Nilsen, 4,071; Mr. Burns, 12,857; Mr. van Stolk, 14,857; Mr. Bedbury, 5,429; Mr. Eiswirth, 5,429; Mr. Fleming, 5,429; Mr. Gallagher, 5,429; and Mr. Rossow, 5,429.

(2)	The above table is based upon information supplied by such principal shareholders, executive officers and directors.

(3)	Includes 100,000 shares beneficially owned by 543608 BC Ltd., a British Columbia corporation for which Mr. van Stolk serves as sole shareholder. Also includes 182,250 shares held in escrow as of April 16, 2008 with Pacific Corporate Trust Company, pursuant to the terms of an escrow agreement dated November 15, 2002, in conformance with the policies of the TSX Venture Exchange. The escrowed shares may only be sold, assigned, transferred or otherwise dealt with as provided in the escrow agreement and may be voted on all matters for shareholder vote; provided, however, that Mr. van Stolk may not vote any of his shares (whether or not held in escrow) in support of any arrangement that would result in the repayment of capital being made on the shares prior to a winding up of the Company.

(4)	Consists of Hassan N. Natha, Jonathan J. Ricci, Scott Bedbury, Richard S. Eiswirth, Jr., Michael M. Fleming, John J. Gallagher, Jr., Stephen C. Jones, Alfred W. Rossow, Jr., Peter M. van Stolk and Thomas O’Neill. Does not include Lars P. Nilsen who, while still employed by the Company, ceased being an executive officer in April 2008.

(5)	Information is based on a Schedule 13G filed by Royce & Associates, LLC, on January 30, 2008.

(6)	Information is based on Amendment No. 1 to Schedule 13G filed by Wellington Management Company, LLP, on February 14, 2008. Wellington Management Company, LLP reports that it has shared power to vote or to direct the vote of 1,260,932 shares, and has shared power to dispose or direct the disposition of 2,233,800 shares.

Section 16 Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our common stock (collectively, “Reporting Persons”) to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. Reporting Persons are also required by SEC regulations to furnish us with copies of all such ownership reports they file. SEC regulations also require the Company to identify in this Proxy Statement any Reporting Person who failed to file any such report on a timely basis.

Based solely on our review of the copies of such reports received or written communications from certain Reporting Persons, we believe that all Reporting Persons complied with all Section 16(a) filing requirements for fiscal year 2007, except that Peter M. van Stolk filed two late Forms 4, reporting four late transactions and Michael M. Fleming filed one late Form 4, reporting one late transaction.

EXECUTIVE OFFICERS

Our executive officers as of April 16, 2008, are as follows:

Name	Age	Position
Stephen C. Jones	52	Interim Chief Executive Officer, Director
Jonathan J. Ricci	40	Chief Operating Officer
Hassan N. Natha	48	Chief Financial Officer and Secretary
Thomas P. O’Neill	39	Executive Vice President of Sales

Biographical information for our executive officers is set forth below, other than for Stephen C. Jones, our Interim Chief Executive Officer, and Jonathan J. Ricci, our Chief Operating Officer, whose biographical information is included under the heading “Proposal 1—Election of Directors” in this Proxy Statement.

Mr. Natha joined Jones Soda in April 2006. Prior to joining Jones Soda, Mr. Natha served as an associate with CFO Selections, a professional CFO services firm from August 2005 to January 2006, a principal of B2BCFO, a CFO professional services firm, from March 2003 to July 2005, and Chief Financial Officer of Washington Gaming Inc., a private real estate and gaming company, from January 2002 to December 2002. From October 2000 to December 2001, he served as senior manager of Accenture Inc. Mr. Natha is a Certified Public Accountant and received a Bachelor of Commerce (Accounting) from Concordia University and a Graduate Diploma of Public Accountancy from McGill University.

Mr. O’Neill joined Jones Soda in April 2008 as Executive Vice President of Sales. Prior to joining Jones Soda, Mr. O’Neill had been Vice President of Global Sales for Synergeyes, Inc., a contact lens manufacturer, since July 2006. From August 2005 until July 2006, he served as Vice President of Sales for Valeant Pharmaceuticals International, a pharmaceutical company, and from February 2002 to August 2005, Mr. O’Neill held a number of sales and marketing positions in the consumer packaged goods and pharmaceutical sectors of Johnson & Johnson. Mr. O’Neill received a Bachelor of Science in Business Administration/Marketing from The University of Akron.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section discusses the 2007 compensation for the executive officers named in the Summary Compensation Table in this Proxy Statement (the “Named Executive Officers”). For 2007, our Named Executive Officers consisted of the following four persons:

•	Peter M. van Stolk, our former Chief Executive Officer;

•	Hassan N. Natha, our Chief Financial Officer and Secretary;

•	Peter Burns, our former Senior Executive Vice President of Sales and Marketing; and.

•	Lars P. Nilsen, our Executive Vice President of Sales.

Compensation for the Named Executive Officers was recommended by the Compensation and Governance Committee (the “Committee”) of our Board of Directors to the full Board. All decisions and recommendations of the Committee were reported and approved by our Board. Compensation consultants were not retained to advise with respect to executive compensation or other compensation matters.

There were no material differences in the compensation policies or decisions with respect to the Named Executive Officers, except that compensation for our Named Executive Officers, other than our Chief Executive Officer, also took into account the recommendations of our Chief Executive Officer.

Executive Summary

Our executive compensation program is structured to:

•	continually attract and, perhaps more importantly, retain qualified management by maintaining compensation programs that are competitive with comparable employers;

•	motivate our executives to achieve our annual and long-term strategic goals and to reward performance based on attaining and, if applicable, surpassing those goals; and

•	enhance long-term shareholder value and align the interests of our Named Executive Officers with our shareholders.

Elements of Our Compensation Plan and How It Relates to Our Objectives

For 2007, the Committee used the following compensation elements to achieve its goal of driving sustainable growth:

•	short-term compensation (base salary and cash incentive bonus payments) and

•	long-term compensation (equity compensation, such as stock options and restricted stock grants).

The Committee used its judgment and experience in determining the mix of compensation. The Committee was advised by management of market practices and market data to provide a frame of reference for decision making, but did not focus on specific peer company data or compensation surveys nor did it target compensation to be within a specific percentile of a peer group company. Base salary and incentive bonus payments are determined and paid annually and are designed to reward current performance. Equity compensation is designed to reward longer term performance. The Committee reviews total short-term and long-term compensation annually. For 2007, the estimated allocation between short-term and long-term compensation varied widely depending upon the level of responsibility of the executive and ranged from approximately 65-80% and 20-35%, respectively.

Short-Term Compensation

Base Salary. This element is important in attracting executive officers and provides a base of cash compensation. Base salary compensation for each executive officer is set at a level that we believe enables us to attract and retain talent. Base salary increases in 2007 took into account the individual’s performance, responsibilities of the position, experience and the methods used to achieve results, as well as external market practices. Although the employment agreement with Mr. van Stolk, our former Chief Executive Officer, as described in more detail below under the heading “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” provides for a minimum base salary equal to at least 75% of the highest base salary paid to any other employee, Mr. van Stolk and the Committee agreed to the 2007 base salary established for Mr. van Stolk as described below.

The Committee evaluated the Chief Executive Officer’s performance in light of achievement of business objectives, strategic plan initiatives and personal performance. The Chief Executive Officer and the Committee evaluated each other executive officer’s performance in light of business and individual objectives. The Committee relied to a large extent on the Chief Executive Officer’s evaluations of each other executive officer’s performance. Messrs. van Stolk’s and Nilsen’s 2007 base salary was $150,000 each, which represents an increase of 20% and 0%, respectively, over each executive’s 2006 base salary. Mr. van Stolk’s 2007 base salary increase was due to strong performance contributions against the Company’s 2006 strategic plan, as discussed below under “Annual Cash Incentive Bonus Payments.” Messrs. Natha’s and Burns’ 2007 base salaries of $175,000 and $225,000, respectively, reflect the amounts negotiated in connection with their employment agreements entered into in 2007, which were based on individual skills, experience, competitiveness of the marketplace and management input.

Annual Cash Incentive Bonus Payments. The Company does not have an established bonus plan for executives with pre-determined performance targets. Rather, after the end of the fiscal year, the Committee determines whether to grant each executive a discretionary bonus based on its review of the financial performance of the Company and the individual performance of the executive.

Bonus Payments in 2007 for 2006 Performance. As described in more detail below under the heading “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” the employment agreements with Messrs. van Stolk and Natha provide for certain bonus arrangements based on the achievement of objective performance criteria. Mr. van Stolk agreed to a negotiated bonus of $125,000 in lieu of the arrangement outlined in his employment agreement and Mr. Natha’s employment agreement, which provides for a minimum bonus arrangement, was not in place for fiscal 2006.

In March 2007, the Committee reviewed our fiscal 2006 results and evaluated the performance of each of our executives. For Mr. van Stolk, the Committee reviewed the Company’s and Mr. van Stolk’s performance against the Company’s strategic plan for 2006, which included (a) completing a PIPE financing of at least $10 million; (b) entering into a national distribution agreement for our soda can roll-out; (c) negotiating the purchase of the 24C brand; and (d) completing the conversion from high fructose corn syrup to pure cane sugar. For Mr. Natha, the Board of Directors reviewed his performance against the goals determined at the start of his employment. Specifically, the corporate targets for 2006 included the following: (a) completing a PIPE financing of at least $10 million; (b) entering into a national distribution agreement for our can roll-out; (c) negotiating the purchase of the 24C brand; and (d) preparing for Sarbanes-Oxley reporting. In light of the Company’s success in achieving and exceeding many of its strategic initiatives and the overall improvements in 2006 in the Company’s earnings and revenues compared to fiscal 2005 results, and after considering input by the full Board, the Committee recommended and the Board approved the following bonus payments:

Name	Discretionary Bonus Amount
Peter M. van Stolk(1)	$125,000
Hassan N. Natha	50,000
Lars P. Nilsen	3,000

(1)	Mr. van Stolk was awarded a bonus of $125,000 for his 2006 performance and accepted payment of $25,000 in 2007. The remaining amount of $100,000 was paid as a donation to Vitamin Angels in lieu of the bonus payment, as specified by the terms of the Separation Agreement and Release entered into in February 2007, which is described in further detail below under the heading “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

Bonus Payments in 2008 for 2007 Performance. The Committee has also reviewed our fiscal 2007 results and evaluated the performance of each of our executives in 2007. Based on these evaluations, the Committee determined that no bonus would be paid to Mr. Nilsen. In addition, the Committee determined that no bonus would be paid to Mr. van Stolk as a result of his termination of employment effective December 31, 2007. As described below under the heading “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” Mr. Burns was awarded a bonus of $112,500 as part of his severance agreement. The Committee has not yet determined a bonus for Mr. Natha for 2007.

Long-Term Compensation

To date, the long-term incentive compensation that the Committee generally employs is the granting of stock option awards and restricted stock grants. The purpose of granting option awards and restricted stock grants is to provide equity compensation that provides value to executives when value is also created for the shareholders. The long-term incentive compensation is intended to motivate executives to make stronger business decisions, improve financial performance, focus on both short-term and long-term objectives and encourage behavior that protects and enhances the long-term interests of our shareholders. The stock option awards and restricted stock grants have a time-based vesting schedule with a certain percentage of shares vesting over a period of time established by the Committee. The stock option and restricted stock awards are generally granted annually. This is a substantial portion of the total compensation package for executives and is an important retention and incentive tool.

As described below under the heading “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” the employment agreements with Messrs. van Stolk, Natha and Burns provide for certain annual equity grants. Although the allocation of awards between stock options and restricted stock grants varies from the terms of the employment agreements, in 2007 the Committee recommended and the Board approved the following stock option and restricted stock grants to the Named Executive Officers for 2006 performance:

Name	Stock Option Awards	Restricted Stock Grants
Peter M. van Stolk	40,000	15,000
Hassan N. Natha	20,000	8,000
Lars P. Nilsen	12,500	3,000
Peter J. Burns	40,000	15,000

All equity compensation grants are formally approved by the Board and the stock option prices are set either on the actual date of approval, if the Company is not in possession of material nonpublic information, or at a future date, usually two business days after the release of material nonpublic information, such as earnings releases. We do not have any equity ownership requirements or guidelines with respect to our executive officers.

Health Benefits

The Named Executive Officers are eligible to participate in the same medical, dental, life, and disability insurance programs that are available to all our U.S.-based staff members, except that in 2007 we paid the entire medical and dental premiums for Peter Burns, our former Senior Executive Vice President of Sales and Marketing and Lars Nilsen, our Executive Vice President of Sales.

401(k) Plan

The Named Executive Officers are eligible to participate in the 401(k) savings plan that is available to all our U.S.-based staff members. We do not match any participant contributions to the 401(k) plan.

Perquisites

In general, we do not provide perquisites to our executives that are not available to other employees. The Named Executive Officers have access to the same workplace amenities as do all of our staff members, consistent with our commitment to providing a positive work environment. In 2007, however, we provided our former Chief Executive Officer, former Senior Executive Vice President of Sales and Marketing and Executive Vice President of Sales with a monthly car allowance to compensate them for the business use of their automobile. We also paid for Seattle living expenses and life insurance premiums for our former Chief Executive Officer.

Employment Agreements and Severance and Change of Control Benefits

We entered into employment agreements, which include severance and change of control benefits, with Messrs. van Stolk, Burns and Natha. Executive officers who do not have an employment agreement serve at the will of the Board of Directors, thus enabling the Board to remove an executive officer whenever it is in the best interests of the Company, with full discretion on any severance package (excluding vested benefits). The Committee believes that the employment agreements that have been entered into were necessary in order to attract and retain the executives and were merited in light of all relevant circumstances, including each individual’s past employment experience, desired terms and conditions of employment and the strategic importance of their respective positions, including stability and retention. The Committee believes that the severance and change of control benefits provided in the employment agreements are necessary in order to retain and maintain stability among the executive group and that the terms of the severance and change of control agreements are reasonable.

In connection with their respective termination of employment, the severance provisions in Messrs. van Stolk’s and Burns’s employment agreements were replaced with separately negotiated severance arrangements, as described below under the heading “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.” These negotiations were conducted by our interim Chief Executive Officer, Stephen C. Jones, and our interim Chairman of the Board, Scott Bedbury, after which a recommendation was made to and approved by the Committee, and subsequently by the Board. The Committee believes that the severance arrangements negotiated with these executives were necessary and fair in light of the circumstances of the terminations.

Tax Considerations

Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount of compensation that a company may deduct for tax purposes in any year with respect to the Chief Executive Officer and the other three most highly compensated executive officers (other than the Chief Financial Officer), except that performance-based compensation that meets applicable requirements is excluded from the $1 million limit. During 2007, the cash compensation to our executive officers did not exceed the deductibility limit under Section 162(m). We have not generally considered the impact of Section 162(m) when granting stock options and restricted stock, but going forward we intend to structure stock options to qualify as performance-based compensation under 162(m). However, we reserve the right to use our judgment to authorize compensation payments that do not qualify for the performance-based exemption if we believe such payments are appropriate and in the best interests of shareholders.

COMPENSATION COMMITTEE REPORT

The Compensation and Governance Committee of the Board of Directors has reviewed and discussed the

Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation and Governance Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation and Governance Committee of the Board of Directors

Richard S. Eiswirth, Jr., Chairman

Michael M. Fleming

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows for the fiscal years ended December 31, 2007 and 2006, all compensation awarded, earned by or paid to our Named Executive Officers.

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
Peter M. van Stolk
Former Chief Executive Officer(3)	2007	$150,000		$125,000	$18,018	$298,519	$474,699	(4)	$1,066,236
	2006	173,150	(5)	—	—	131,027	19,270		323,447

Hassan N. Natha
Chief Financial Officer	2007	$175,000		$50,000	$9,610	$142,433	—		$377,043
	2006	111,042		—	—	87,694	—		198,736
Peter J. Burns
Former Senior Executive Vice President, Sales and Marketing(6)	2007	$168,750		—	$18,018	$93,257	$14,292	(7)	$294,317

Lars P. Nilsen
Executive Vice President of Sales	2007	$150,000		$3,000	$2,531	$53,948	$10,599	(8)	$220,078
	2006	137,627	(9)	—	—	45,398	11,879		194,904

(1)	Represents discretionary bonus amounts earned and/or paid in 2007 for fiscal year 2006 performance. Discretionary bonuses for 2007 performance were not earned or paid until 2008, but are described in the section entitled “Compensation Discussion and Analysis” above. Also as described in the section entitled “Compensation Discussion and Analysis,” Mr. van Stolk accepted payment of $25,000 in 2007, and the remaining $100,000 was paid as a donation to Vitamin Angels in lieu of the bonus payment.

(2)	Represents the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with Statement of Financial Accounting Standards No. 123 (R) and thus includes amounts from awards granted in and prior to 2007. See Note 11 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 regarding assumptions underlying the valuation of these equity awards.

(3)	Mr. van Stolk resigned from this position effective December 31, 2007, but he continues to serve on the Company’s Board of Directors.

(4)	Represents $7,800 for car allowance, $10,397 for living expenses incurred in Seattle, $2,621 in life insurance premiums and $453,881 in severance pursuant to the terms of the Separation Agreement and Release with Mr. van Stolk.

(5)	Represents a base salary of $125,000 plus $48,150 in Company sales commissions.

(6)	Mr. Burns began his employment with us on April 1, 2007 and his employment terminated effective March 31, 2008.

(7)	Represents $6,750 for car allowance, $5,243 for COBRA payment reimbursements under Mr. Burns’s previous employer’s health benefit plans and $2,299 for medical and dental premiums under the Company’s health benefit plans.

(8)	Represents $6,000 for car allowance and $4,599 for medical and dental premiums.

(9)	Mr. Nilsen began his employment with the Company in February 2006.

2007 Grants of Plan-Based Awards Table

The following table shows information regarding equity-based awards granted to the Named Executive Officer during 2007.

Name	Approved Date	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Award ($)
Peter M. van Stolk	03/01/2007	03/12/2007	—	40,000	$18.67	$363,600
	08/06/2007	08/06/2007	15,000	—	—	151,350

Hassan N. Natha	03/01/2007	03/12/2007	—	20,000	$18.67	$181,800
	08/06/2007	08/06/2007	8,000	—	—	80,720

Peter J. Burns(1)	04/30/2007	05/07/2007	—	40,000	$22.95	$489,600
	08/06/2007	08/06/2007	15,000	—	—	151,350

Lars P. Nilsen	03/01/2007	03/12/2007	—	12,500	$18.67	$113,625
	09/10/2007	09/10/2007	3,000	—	—	26,580

(1)	As a result of Mr. Burns’s termination of employment effective March 31, 2008, of the awards granted to him in 2007, 34,286 shares subject to the unvested portion of the option award were forfeited and are no longer outstanding. In addition, the Company has a repurchase right at a price of $0 per share with respect to the 12,857 shares subject to the unvested portion of the restricted stock award, which the Company intends to exercise.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following describes the material factors necessary to understand the compensation disclosed in the Summary Compensation Table and Grants of Plan-Based Awards Table.

Peter van Stolk. Mr. van Stolk served as our Chief Executive Officer until December 31, 2007, pursuant to an employment agreement that was effective for a term of three years, beginning from December 1, 2004 and expiring on November 30, 2007, and month to month thereafter. Pursuant to the employment agreement, Mr. van Stolk received a starting annual base salary of $125,000. The base salary was eligible to be increased, as necessary, so that during the first year of the agreement his salary was at least 65% of the highest annual salary paid to any other employee, and was at least 75% thereafter. Mr. van Stolk was eligible to receive (a) an annual performance bonus in an amount to be determined and agreed upon by us and Mr. van Stolk, to be based on objective performance criteria (except that if the annual bonus had not been established by the end of the fiscal year prior to the fiscal year to which the bonus pertains and if we had positive retained earnings as of the last day of the fiscal year, then the amount of the bonus would have been equal to 50% of Mr. van Stolk’s base salary for that year), and (b) annual stock options equal to a minimum of four times the number of options granted to an outside director. Unless otherwise agreed, the employment agreement provided that any bonus payments would be 50% in cash and 50% in our common stock. The employment agreement also provided for a $600 per month car allowance, four weeks’ annual vacation, term life insurance payable to Mr. van Stolk’s designated beneficiary, disability insurance and tax gross-up payments to the extent any payments under the agreement were subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any similar tax.

Under the employment agreement, Mr. van Stolk was entitled to receive $200,000 in severance, plus any stock options he would be entitled to receive for the year of termination, if Mr. van Stolk terminated his employment due to an uncured breach by us, if Mr. van Stolk terminated his employment within 30 days after a “change of control” or in the event of a change in the Company’s management or reporting structure, or if we terminated his employment without cause. If Mr. van Stolk voluntarily resigned, he was entitled to his base salary through the termination date, plus any stock options he would be entitled to receive for the year of termination. In the event of termination due to his death or disability, Mr. van Stolk’s estate or legal representative would have been entitled to receive an amount equal to one year’s base salary.

For purposes of Mr. van Stolk’s employment agreement, the following terms were defined as follows:

•

“Cause” included (i) fraud or dishonesty materially injurious to the Company or any act or omission in the willful disregard of the interest of the Company that substantially impaired the Company’s business; (ii) conviction or a plea of guilty or no contest to a felony; (iii) uncured material breach or default under the employment agreement; or (iv) the disclosure, misappropriation, “tipping” or other communication to any person of material nonpublic information in violation of Mr. van Stolk’s fiduciary duties, the confidentiality obligations in the employment agreement or the Securities Exchange Act of 1934.

•

“Change of control” included (i) any person or group (other than a subsidiary or any employee benefit plan (or any related trust) of the Company or a subsidiary) acquiring beneficial ownership of 15% or more of our outstanding common stock, (ii) a plan of liquidation or a plan or agreement for the sale or other disposition of all or substantially all of our assets, or (iii) the election of a majority of the directors at an annual or special shareholders’ meeting who were not persons nominated by the then-incumbent board of directors.

Effective December 31, 2007, Mr. van Stolk resigned as an employee and officer of the Company. In December 2007, we entered into a Memorandum of Understanding and, in February 2008, entered into a Separation Agreement and Release (the “Separation Agreement”) with Mr. van Stolk, under which he became entitled to receive (i) severance payments in the aggregate amount of $450,000, to be paid in equal monthly installments commencing on January 31, 2008 and ending December 31, 2009; (ii) $100,000 to be donated by Mr. van Stolk to Vitamin Angels, a non-profit organization, in lieu of a bonus payment of the same amount in 2007; and (iii) continuing COBRA coverage for a period of 12 months. In consideration therefor, Mr. van Stolk agreed, among other things, (i) to release the Company and its affiliates from certain claims; (ii) not to disparage the Company and its affiliates; (iii) not to compete with the Company for a period of 24 months; and (iv) to refrain from discussing the Company’s business with certain third parties subject to the terms and conditions of the Separation Agreement. Mr. van Stolk’s stock options and restricted stock awards continue in effect because of his continued service to the Company as a director.

Hassan Natha. Mr. Natha serves as our Chief Financial Officer pursuant to an employment agreement that is effective for a term of three years, beginning from January 1, 2007 and expiring on December 31, 2009, with automatic renewals for successive one-year periods unless otherwise negotiated and agreed upon by the parties. Pursuant to the employment agreement, Mr. Natha received an initial annual base salary of $175,000, and we may consider increases based on merit and performance. Subject to the approval of the Compensation and Governance Committee in its sole discretion in each instance, Mr. Natha will be granted options to purchase up to 40,000 shares of Jones Soda common stock on an annual basis. Incentive compensation shall not be set at less than 35% of Mr. Natha’s base salary, provided that incentive compensation targets are met. These targets will be set at the beginning of each fiscal year by the Board, and will include personal and corporate performance. Mr. Natha is also entitled to participate in employee benefit plans upon the same terms and conditions as other employees and to 20 days’ annual vacation.

Under the terms of his employment agreement, we may terminate Mr. Natha’s employment without “cause” upon 30 days’ written notice to Mr. Natha, and Mr. Natha may terminate his employment for “good reason” at any time. In any such case, we will pay Mr. Natha (i) a severance benefit in an amount equal to up to 18 months of Mr. Natha’s base salary, depending on the length of Mr. Natha’s service with the Company; (ii) an prorated bonus based on the bonus paid to Mr. Natha for the 12-month period preceding the effective date of termination; and (iii) an amount equal to COBRA payments for up to 18 months, depending on the length of Mr. Natha’s service with the Company. The payments in (i) to (iii) above are collectively referred to in this description as the “Separation Benefit,” and are payable at the discretion of the Board of Directors either as a lump sump payment or in equal monthly installments. In addition, if Mr. Natha is terminated without cause, 50% of all unvested stock options and stock grants will become immediately vested.

If Mr. Natha is terminated (other than for “cause”) between the time 90 days prior to or 24 months after a “change in control,” Mr. Natha will be entitled to the Separation Benefit and to $10,000 for outplacement and job search costs. If Mr. Natha is terminated during the applicable time period but prior to the change in control, the Separation Benefit will be reduced (but will not be below zero) by the sum of any severance payments previously received from the Company by Mr. Natha (or to be received by Mr. Natha upon the change in control). The employment agreement also contains certain restrictive covenants, including confidentiality provisions and provisions precluding Mr. Natha from competing with us for up to 12 months following the termination of the agreement.

For purposes of Mr. Natha’s employment agreement, the following terms are defined as follows:

•

“Cause” means (i) a good faith determination by the Board of Directors that Mr. Natha has willfully neglected his material responsibilities under the agreement, after demand for substantial performance has been given by the Company and Mr. Natha has been provided a reasonable cure period of not less than 60 days; (ii) conviction of any felony or of a misdemeanor involving fraud, dishonesty or moral turpitude or the entry against Mr. Natha of any civil judgment arising from allegations of fraud, dishonesty or moral turpitude, or any violation of law which has a material adverse effect on the Company; (iii) breach of the Company’s Code of Ethics or Insider Trading Policy or the Company’s Regulation FD policies; (iv) theft or embezzlement from the Company; or (v) attempt to obstruct or failure to cooperate with any investigation authorized by the Company or any governmental or self-regulatory entity.

•

“Good reason” means (i) the material diminution of Mr. Natha’s position, duties, responsibilities, status or reporting relationship to the Chief Executive Officer of the Company; (ii) the Company’s assignment of Mr. Natha on a substantially full-time basis to work at a location at least 20 miles further from Mr. Natha’s principal residence than the former work location; (iii) any reduction in Mr. Natha’s base salary, or any reduction of Mr. Natha’s incentive compensation (upon meeting applicable targets) below 35% of his base salary, or a material reduction in benefits to Mr. Natha, or the failure of the Company to pay Mr. Natha any undisputed and earned salary, bonus or benefits; (iv) the Company’s failure to obtain an assumption of the obligations incumbent upon the Company under Mr. Natha’s employment agreement by any successor to the Company; (v) the exclusion or limitation of Mr. Natha from participating in any form of variable compensation plan that is offered to all of the Company’s senior executives and that provides Mr. Natha the opportunity to achieve a level of total compensation consistent with his potential compensation under his employment agreement; or (vi) any demand by any director or Chief Executive Officer of the Company that Mr. Natha take any action or refrain from taking any action where such action or inaction would violate any law, rule, regulation or other governmental pronouncement, court order, decree or judgment, or breach any material agreement or fiduciary duty.

•

“Change of control” means (i) any person acquiring beneficial ownership of 25% or more of our outstanding common stock; (ii) any merger, consolidation, reorganization or other transaction providing for the conversion or exchange of 25% of more of our issued and outstanding common stock into securities of any other entity, cash or property, or a combination thereof; (iii) any sale or disposition of 50% or more of our assets; or (iv) the election of a majority of the directors at a shareholders’ meeting who are not persons nominated by the then-incumbent board of directors.

Peter Burns. Mr. Burns served as our Senior Executive Vice President of Sales and Marketing pursuant to an employment offer dated March 20, 2007. The offer letter provided for a base salary of $225,000 per year and incentive compensation of up to 100% of Mr. Burns’ base salary, provided that incentive compensation targets were met. Pursuant to the offer letter, Mr. Burns received 40,000 stock options and 15,000 shares of restricted stock. Under the offer letter, Mr. Burns was also entitled to receive up to 80,000 stock options and/or an equivalent number of stock grants annually within 30 days of the anniversary date of his employment with the Company or as agreed upon by the Board of Directors. Mr. Burns was also eligible to participate in the Company’s standard health benefit plans, at no cost to him, and 401(k).

The offer letter also provided Mr. Burns with six months severance if there was a change in control of the Company and more than 40% of the outstanding shares of the Company were acquired by an acquiring company and Mr. Burns’ employment was terminated within nine months after the acquisition, or if his employment was terminated at any time without cause. No severance was payable under the offer letter if Mr. Burns was terminated for cause. For purposes of the offer letter, “cause” meant (i) conviction of any felony or of a misdemeanor; (ii) breach of the Company’s Code of Ethics or Insider Trading Policy or the Company’s Regulation FD policies; (iii) theft or embezzlement from the Company; or (vi) attempt to obstruct or failure to cooperate with any investigation authorized by the Company or any governmental or self-regulatory entity.

During December 2007, Mr. Burns agreed to resign as an employee and officer of the Company effective March 31, 2008. In February 2008, we entered into a Separation Agreement and Release (the “Separation Agreement”) with Mr. Burns, under which he became entitled to receive (i) severance payments in the aggregate amount of $168,750, to be paid in equal monthly installments commencing on April 1, 2008 and ending December 31, 2008; (ii) a bonus payment of $112,500 to be paid on March 31, 2008; and (iii) continuing COBRA coverage for a period of 9 months. In consideration therefore, Mr. Burns agreed, among other things, (i) to release the Company and its affiliates from certain claims; (ii) to affirm his continuing obligations under the Confidentiality agreement dated April 2, 2007; and (iii) not to solicit the Company’s employees during the severance period.

Equity Awards. The equity awards were granted under the terms of the Company’s 2002 Stock Option and Restricted Stock Plan. The exercise price of all options granted in 2007 was equal to 100% of the closing price of our common stock on the grant date. The stock options granted to executive officers in 2007 vest in equal installments every six months over forty-two months and expire five years after the grant date. The restricted stock grants granted to executive officers in 2007 vest in equal installments every six months over forty-two months.

Bonus Compensation. The Compensation and Governance Committee uses its discretion to pay bonuses to our executives based on a review of Company financial performance and individual achievements, as described in further detail above in the “Compensation Discussion and Analysis” under the heading “Annual Cash Incentive Bonus Payments.”

Outstanding Equity Awards at Fiscal Year-End 2007 Table

The following table presents information about outstanding equity awards held by each of the Named Executive Officers as of December 31, 2007.

	Grant Date	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Name		Exercisable	Unexercisable
Peter M. van Stolk	04/16/2003	80,000	—		$0.30	04/16/2008	—		—
	01/06/2004	80,000	—		2.15	01/06/2009	—		—
	01/09/2005	100,000	—		4.00	01/19/2010	—		—
	03/06/2006	56,225	—		6.47	03/06/2011	—		—
	07/31/2006	6,793	16,982	(1)	9.29	07/31/2011	—		—
	03/12/2007	5,714	34,286	(1)	18.67	03/11/2012	—		—
	08/06/2007	—	—		—	—	15,000	(1)	$111,600

Hassan N. Natha	05/01/2006	40,000	—		9.33	05/01/2011	—		—
	07/31/2006	7,143	17,857	(1)	9.29	07/31/2011	—		—
	03/12/2007	2,857	17,143	(1)	18.67	03/11/2012	—		—
	08/06/2007	—	—		—	—	8,000	(1)	$59,520

Peter J. Burns	05/07/2007	5,714	34,286	(1)(2)	22.95	05/06/2012	—		—
	08/06/2007	—	—		—	—	15,000	(1)(2)	$111,600

Lars P. Nilsen	03/06/2006	27,000	—		6.47	03/06/2011	—		—
	03/12/2007	1,786	10,714	(1)	18.67	03/11/2012	—		—
	09/20/2007	—	—		—	—	3,000	(1)	$22,320

(1)	These options and restricted stock awards vest over a period of 42 months, with 14.29% vesting on each 6-month anniversary of the grant date.

(2)	As a result of Mr. Burns’s termination of employment effective March 31, 2008, these options were forfeited and are no longer outstanding. In addition, the Company has a repurchase right at a price of $0 per share with respect to the 12,857 shares of restricted stock that remained unvested as of Mr. Burns’s termination date, which the Company intends to exercise.

(3)	The closing price of our common stock on December 31, 2007 was $7.44 per share.

2007 Option Exercises and Stock Vested Table

The following table presents information about each exercise of stock options, during fiscal 2007 for each of the Named Executive Officers on an aggregated basis.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Peter M. van Stolk	250,000	$4,238,500
Hassan N. Natha	—	—
Peter J. Burns	—	—
Lars P. Nilsen	3,000	37,020

(1)	The value realized is based on the difference between the closing price of our common stock on the day of exercise and the exercise price.

Potential Payments Upon Termination or Change of Control

As described above under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” we have employment agreements with Mr. van Stolk and Mr. Natha, a Memorandum of Understanding and Separation Agreement with Mr. van Stolk and an Employment Offer Letter and Separation Agreement with Mr. Burns, which provide for certain benefits in the event of termination or change of control.

In addition, our 2002 Stock Option and Restricted Stock Plan (the “2002 Plan”) provides for accelerated vesting of all unvested awards upon a corporate transaction, irrespective of the scheduled vesting date for these awards, unless the awards are assumed or substituted for by the successor company. For purposes of the 2002 Plan, a “corporate transaction” means any of the following events:

•

Consummation of any merger or consolidation of the Company in which the Company is not the continuing or surviving corporation, or pursuant to which shares of the Company’s common stock are converted into cash, securities or other property and the Company’s shareholders (immediately prior to such merger or consolidation) own less than 50% of the outstanding voting securities of the surviving corporation after the merger or consolidation;

•	Consummation of any sale, lease, exchange or other transfer in one transaction, or a series of related transactions, of all or substantially all of the Company’s assets; or

•	Shareholder approval of any plan or proposal for the liquidation or dissolution of the Company.

Actual and Estimated Potential Payments

For Messrs. Natha and Nilsen, the tables below set forth the estimated amount of incremental compensation payable in the event of termination of employment or a change of control and assume that the triggering events occurred on December 31, 2007. The actual amounts to be paid can only be determined at the time of such executive’s termination or upon a change in control, as applicable. For Messrs. van Stolk and Burns, the tables set forth the actual amount of incremental compensation paid in connection with their termination of employment. The tables do not include payments and benefits that the Named Executive Officers would have already earned during their employment with us whether or not a termination or change in control event had occurred.

The intrinsic value of accelerated unvested stock options and restricted stock shown in the tables below was calculated using the closing price of our common stock on December 31, 2007 ($7.44) . The intrinsic value for stock options is the aggregate spread between $7.44 and the exercise prices of the accelerated options. For purposes of the tables below, we have assumed that the stock options and restricted stock awards were not assumed or substituted for by the successor company in a corporate transaction.

Peter M. van Stolk

Actual Benefits	Amount ($)
Cash severance payment	$450,000
Continuing health and welfare benefits for twelve months	3,881

Total	$453,881

Hassan N. Natha

Estimated Potential Payment or Benefit	Termination w/o Cause ($)		Termination for Good Reason ($)	Change of Control ($)		Change of Control and Termination ($)
Cash severance payment	$243,750		$243,750	—		$243,750
Intrinsic value of accelerated unvested stock options	0	(1)	—	$0	(1)	0	(1)
Restricted stock acceleration	29,760		—	59,520		59,520
Continuing health and welfare benefits for thirteen months	4,204		4,204	4,204		4,204
Outplacement and job search benefit	—		—	—		10,000

Total	$277,714		$247,954	$63,724		$317,474

(1)	There is no value reflected for the accelerated stock options because the exercise prices of all unvested stock options held by the executive officer are greater than the closing price of our common stock on December 31, 2007.

Peter J. Burns

Actual Benefits	Amount ($)
Cash severance payment	$281,250
Continuing health and welfare benefits for nine months	8,638

Total	$289,888

Lars P. Nilsen

Estimated Potential Payment or Benefit	Change of Control ($)		Change of Control and Termination ($)
Intrinsic value of accelerated unvested stock options	$0	(1)	$0	(1)
Restricted stock acceleration	22,320		22,320

Total	$22,320		$22,320

(1)	There is no value reflected for the accelerated stock options because the exercise prices of all unvested stock options held by the executive officer are greater than the closing price of our common stock on December 31, 2007.

DIRECTOR COMPENSATION

Compensation of Directors

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation, the Board of Directors considers the significant amount of time that directors expend in fulfilling their duties as well as the skill-level required of members of the Board of Directors, and our cash-flows.

In addition to cash and stock-based compensation, non-employee directors are reimbursed for their out-of-pocket expenses, in accordance with our reimbursement policies, incurred in attending meetings of the Board of Directors and committee meetings and conferences with our senior management. We also maintain liability insurance on all of our directors and executive officers.

Standard Cash Compensation

Under the revised compensation structure effective July 1, 2006, each non-employee director is entitled to receive the following compensation. Directors who are our employees receive no compensation for their service as directors.

Position	Amount
Non-employee (“NE”) Director Annual Retainer	$12,000
NE Director Board Meeting Attendance Fee (Telephonic)	1,000	(500)
NE Director Committee Meeting Attendance Fee (Telephonic)	1,000	(500)
NE Director Audit Committee Meeting Attendance (Live or telephonic)	1,000
Chair of Audit Committee Annual Retainer	3,500
Chair of Compensation and Governance Committee Annual Retainer	3,500
Chair of Nomination Committee Annual Retainer	2,000

Standard Equity Compensation

In 2007, each non-employee director received a stock option grant for 10,000 shares of common stock, with an exercise price equal to the fair market value of the common stock on the date of grant and a term of five years and a restricted stock award for 4,000 shares. Stock options and restricted stock awards vest over a period of 42 months, with 14.29% vesting on each 6-month anniversary of the grant date.

Non-Standard Compensation

In January 2008, the Board of Directors approved the following additional compensation to Scott Bedbury, the interim Chairman of the Board of Directors: (i) $15,000 per month for December 2007 and each of January, February and March 2008; and (ii) a stock option to purchase 20,000 shares common stock at an exercise price equal to the closing price of the common stock on the date of grant, which vests in full and becomes immediately exercisable upon the earlier of the hiring by the Company of a full-time Chief Executive Officer or April 30, 2008.

In addition, in January 2008, the Board of Directors approved additional compensation to Stephen C. Jones of (i) $15,000 for December 2007 in light of his increased contributions as a director prior to his appointment as Interim Chief Executive Officer of the Company effective January 1, 2008; (ii) $15,000 per month for each of January, February and March 2008 for his service as interim Chief Executive Officer of the Company effective January 1, 2008; and (iii) a stock option to purchase 20,000 shares common stock at an exercise price equal to the closing price of the common stock on the date of grant, which vests in full and becomes immediately exercisable upon the earlier of the hiring by the Company of a full-time Chief Executive Officer or April 30, 2008.

2007 Director Compensation Table

The following table presents information about compensation earned by or paid to non-employee directors during 2007.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Total ($)
Scott Bedbury	$40,500	$4,805	$39,572	$84,877
Richard S. Eiswirth, Jr.	33,750	4,805	43,986	82,541
Michael M. Fleming	27,667	4,805	39,572	72,044
John J. Gallagher, Jr.	30,000	4,805	39,572	74,377
Stephen C. Jones	36,000	4,805	39,572	80,377
Alfred W. Rossow, Jr.	37,000	4,805	39,572	81,377

(1)	Peter M. van Stolk, our former Chief Executive Officer and Chairman of the Board, is not included in this table as he was an employee of the Company until December 31, 2007, and received no compensation for his service as a director. Mr. van Stolk’s compensation as an executive officer of the Company is shown in the Summary Compensation Table on page 15.

(2)	Represents the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with Statement of Financial Accounting Standards No. 123 (R) and thus includes amounts from awards granted in and prior to 2007. See Note 11 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 regarding assumptions underlying the valuation of these equity awards. As of December 31, 2007, each non-employee director had the following number of options outstanding: Scott Bedbury: 30,000; Richard S. Eiswirth, Jr.: 30,000; Michael M. Fleming: 15,000; John J. Gallagher, Jr.: 25,000; Stephen C. Jones: 15,000; and Alfred W. Rossow, Jr.: 40,000. As of December 31, 2007, each non-employee director had the following number of restricted stock awards outstanding: Scott Bedbury: 4,000; Richard S. Eiswirth, Jr.: 4,000; Michael M. Fleming: 4,000; John J. Gallagher, Jr.: 4,000; Stephen C. Jones: 4,000; and Alfred W. Rossow, Jr.: 4,000. The grant date fair value of each stock option and restricted stock award granted to non-employee directors in 2007 was $90,900 and $40,360, respectively.

Stock Ownership Guidelines

In August 2007, the Board of Directors implemented stock ownership guidelines for its non-employee directors to further align their interests with those of shareholders. For non-employee directors, stock ownership guidelines are set at a value equal to three times their annual cash retainer and other Board fees paid to such director over the prior twelve months. Under these guidelines, non-employee directors are encouraged to increase their ownership of Company common stock to meet these ownership requirements within three years of becoming a director, or within three years of the adoption of the guidelines, whichever is later. The required ownership level for each director is re-calculated as of June 30 of every third year. Shares that count toward these ownership guidelines include:

•	shares of common stock purchased on the open market;

•	common stock obtained and held through stock option exercises; and

•	vested restricted stock and in-the-money vested stock options.

For as long as a director continues to serve on the Board, he or she may sell no more than 33% of his or her vested stock holdings in any one quarter. However, directors may sell enough shares to cover their income tax liability on vested grants. The Board may approve exceptions to these guidelines on a case-by-case basis.

TRANSACTIONS WITH RELATED PERSONS

There have been no related person transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K since the beginning of fiscal year 2007.

The Board of Directors, upon the recommendation of the Audit Committee, has adopted a written policy for the review and approval or ratification of related person transactions. Under the policy, our directors and executive officers are expected to disclose to our Chief Financial Officer (or, if the transaction involves the Chief Financial Officer, to the Chief Executive Officer) (either, as applicable, the “Designated Officer”) the material facts of any transaction that could be considered a related person transaction promptly upon gaining knowledge of the transaction. A related person transaction is generally defined as any transaction required to be disclosed under Item 404(a) of Regulation S-K, the SEC’s related person transaction disclosure rule, except that our policy does not contain a dollar threshold for a transaction to be considered a related person transaction.

If the Designated Officer determines that the transaction is a related person transaction under SEC’s rules, the Designated Officer will notify the Chair of the Audit Committee and submit the transaction to the Audit Committee, which will review and determine whether to approve or ratify the transaction.

When determining whether to approve or ratify a related person transaction, the Audit Committee will review relevant facts regarding the related person transaction, including:

•	The extent of the related person’s interest in the transaction;

•	Whether the terms are comparable to those generally available in arm’s-length transactions; and

•	Whether the related person transaction is consistent with the best interests of the Company.

The related person involved in the related person transaction may participate in the approval/ratification process only to provide additional information as needed for the Audit Committee’s review. If any Related Person Transaction is not approved or ratified by the Committee, the Committee may take such action in respect of the transaction as it may deem necessary or desirable in the best interests of the Company and its shareholders. If any related person transaction is ongoing or is part of a series of transactions, the Audit Committee may establish guidelines as necessary to appropriately review the ongoing related person transaction. After initial approval/ratification of the transaction, the Audit Committee will review the related person transaction on a regular basis (at least annually).

The Audit Committee is authorized to administer the Company’s related person transactions policy, and may amend, modify and interpret the policy as it deems necessary or desirable. Any material amendments or modifications to the policy will be reported to the full Board at its next regularly scheduled meeting. In addition the Audit Committee will conduct an annual review and assessment of the policy.

REPORT OF AUDIT COMMITTEE

Audit Committee Report

The Audit Committee of our Board of Directors serves as the representative of the Board for general oversight of our financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations. Management has primary responsibility for preparing our financial statements, our internal controls and our financial reporting process. Our independent accountants, KPMG LLP, are responsible for performing an independent audit of our consolidated financial statements in accordance with U.S. generally accepted auditing principles and issuing their report.

In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements for fiscal year 2007 with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended.

The Audit Committee has received the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants the independent accountants’ independence.

Based upon the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors

Alfred W. Rossow, Jr., Chairman

Richard S. Eiswirth, Jr.

John J. Gallagher, Jr.

Policy for Approval of Audit and Permitted Non-Audit Services

All audit, audit-related and tax services were pre-approved by the Audit Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s charter requires that the Committee review the scope and extent of audit services to be provided, including the engagement letter, prior to the annual audit, and review and pre-approve all audit fees to be charged by the independent auditors. In addition, the charter requires the Committee to pre-approve all additional non-audit matters to be provided by the independent auditors.

Audit and Related Fees

The following table sets forth the aggregate fees billed by KPMG LLP for professional services rendered to us during the past two fiscal years ended December 31, 2007 and 2006:

	2007	2006
Audit Fees(1)	$582,501	$163,371
Audit-Related Fees(2)	—	—
Tax Fees(3)	4,932	29,916
All Other Fees(4)	—	37,593

(1)	“Audit Fees” represent fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements included in our reports on Form 10-Q, and audit services provided in connection with other statutory or regulatory filings.

(2)	“Audit-Related Fees” generally represent fees for assurance and related services reasonably related to the performance of the audit or review of our financial statements.

(3)	“Tax Fees” generally represent fees for tax advice for 2007. For fiscal 2006, these fees consisted primarily of preparation of tax returns.

(4)	“All Other Fees” for fiscal 2006 consisted of various issues regarding U.S. GAAP requirements, PIPE review and compliance with Sarbanes Oxley § 404.

All the above services were pre-approved by the Audit Committee.

KPMG LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2007 and is currently engaged to serve as our independent registered public accounting firm for fiscal year ending December 31, 2008. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of seven directors. Our Board of Directors has nominated the seven persons named below as candidates for election at the Annual Meeting. Messrs. Bedbury, Gallagher and Rossow have elected not to stand for re-election to the Board of Directors, and their terms will expire at the Annual Meeting. Mr. Kellogg was initially identified as a candidate for director by our Interim Chairman, Scott Bedbury, Mr. Ricci was initially identified as a candidate by our Interim Chief Executive Officer, Stephen C. Jones, and Ms. Schreter was identified as a candidate by Michael M. Fleming, director. Messrs. Kellogg and Ricci and Ms. Schreter were interviewed by the Nominating Committee as well as by certain other members of the Board. Based on their interviews and qualifications, Messrs. Kellogg and Ricci and Mr. Schreter were recommended as nominees for director by the Nominating Committee, and their nomination for election at the Annual Meeting was approved by the Board. If elected at the Annual Meeting, each director nominee would hold office until the next annual meeting of shareholders or until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Directors are elected by a plurality of the shares voted at the Annual Meeting.

Unless otherwise directed, the persons named as proxies in the enclosed proxy card will vote the proxies received by them for the seven nominees named below. In the event that any of the nominees is unable or declines to serve as a director at or prior to the time of the Annual Meeting (an event that currently is not anticipated by management), the proxies will be voted for the election of such substitute nominee as the Board of Directors may propose.

The Board recommends a vote “FOR” each of the persons nominated by the Board.

Nominees

Set forth below is biographical information for each of the seven nominees as director, including any other public company for which such person serves as a director.

Name	Position / Background	Age	Director Since
Richard S. Eiswirth, Jr.	Mr. Eiswirth has served as the chief financial officer of Alimera Sciences, Inc., an ophthalmic pharmaceutical company, since October 2005. Prior to that, Mr. Eiswirth was the chief financial officer and senior executive vice president of Netzee, Inc., a provider of internet banking solutions to community banks, from August 1999 to April 2002. He is also the founder of Black River Holdings, Inc., a consulting practice. He received an accounting degree from Wake Forest University in 1991. Mr. Eiswirth also served on the board of directors and was chairman of the audit committee for Color Imaging, Inc., a toner manufacturing company, from 2003 until August 2007.	39	August 2006

Michael M. Fleming	Mr. Fleming has been an attorney with the law firm of Lane Powell LLP in Seattle, Washington, specializing in real estate, dispute resolution, securities and environmental matters, since February 2000. Mr. Fleming has served on the board of directors of Big Brothers and Big Sisters of Puget Sound since December 2002 and was elected chairman of the board of directors for 2008/2009. He has also been the president and owner of Kidcentre, Inc., a company in the business of providing child care services in Seattle,	59	April 1997

Name	Position / Background	Age	Director Since

	Washington, since July 1988. Since April 1985, he has also been the president and owner of Fleming Investment Co., an investment company. Mr. Fleming holds a Bachelor of Arts degree from University of Washington and a law degree from the University of California, Hastings College of the Law.

Stephen C. Jones	Mr. Jones has served as our Interim Chief Executive Officer since January 1, 2008. In addition, Mr. Jones was president and partner at Denneen Jones and Company, a Boston-based strategy consulting company, from September 2006 to June 2007. Since June 2007, Mr. Jones has also served as vice president of Calabria Mia Fine Foods, an Italian food producer and distributor, and since 2003 he has been the chief executive officer of Brand Ignition Group, a private company that works with private equity funds to identify and acquire emerging high growth consumer products companies, of which he was also a founder. From 1986 to 2003, Mr. Jones worked in various positions with The Coca-Cola Company, including director of operations in Great Britain, president of Coca-Cola Japan, CEO of The Minute Maid Company and most recently serving as its chief marketing officer. Mr. Jones earned a Bachelor of Arts degree from the University of Toronto.	52	March 2006

Matthew K. Kellogg	Mr. Kellogg served as a director of the Company from May 1999 to August 2006 and as corporate secretary (in a non-employee capacity) from March 2006 to August 2006. He is currently the managing member of Canal Investments LLC, an investment firm, serving in such capacity since March 2003. In January 2008, Mr. Kellogg co-founded Point32 Development Company, a real estate development firm, where he currently serves as a principal. Mr. Kellogg co-owns Tutta Bella Neapolitan Pizzeria, a regional casual restaurant chain. From November 2002 to March 2003, Mr. Kellogg was the manager of Kingfisher Capital LLC, an investment firm. Mr. Kellogg holds a Bachelor of Science degree from Skidmore College.	42	—

Jonathan J. Ricci	Mr. Ricci has served as our Chief Operating Officer since January 2008. From May 2003 to January of 2008, Mr. Ricci served as general manager of Columbia Distributing Company, a beverage distribution company, and previously served as its vice president of human resources and process improvement from November 2002 to May 2003 and as its regional vice president of sales and marketing from November 2000 until October 2002. Mr. Ricci received a B.S. in Business Education from Oregon State University.	40	—

Susan Schreter	Ms. Schreter has served as the chief executive officer and chairman of the board of First Transaction Management, Inc., a general business and strategic planning consulting firm, since its inception in 1999. She is also founder and managing editor of TakeCommand Information Media, Inc., an	46	—

Name	Position / Background	Age	Director Since
	entrepreneurial education firm for startup organizations, and author of “Inside Entrepreneurship,” a weekly newspaper business column. Ms. Schreter received a bachelor of arts degree and is an honors graduate of Smith College.

Peter M. van Stolk	Mr. van Stolk is our founder, and served as our President and Chief Executive Officer from May 1993 until December 31, 2007, and as Chairman of the Board from December 2003 until December 31, 2007. He attended Grant McKewan College in Edmonton, Alberta.	44	May 1993

The Board of Directors Recommends that the Shareholders Vote “FOR”

Each of the Above Director-Nominees

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Shareholder Proposals

Eligible shareholders who wish to present proposals for action at the 2009 Annual Meeting of Shareholders and for inclusion in our Proxy Statement must submit their proposals in writing to our Corporate Secretary, at 234 Ninth Avenue North, Seattle, Washington 98109. Under Rule 14a-8(e) of the Securities Exchange Act of 1934, proposals submitted for inclusion in our proxy statement for next year’s annual meeting must be received by the Corporate Secretary no later than Thursday, January 1, 2009. In addition, any shareholder who intends to present a proposal at the 2009 Annual Meeting without inclusion of such proposal in our proxy materials must provide us notice of such proposal in the manner set forth above by Tuesday, March 17, 2009 or such proposal will be considered untimely. For such proposals that are untimely, the Company retains discretion to vote proxies it receives. For such proposals that are timely, the Company retains discretion to vote proxies it receives provided that (1) the Company includes in its Proxy Statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Director Nominations

Shareholders who intend to nominate persons for election to the Board of Directors at the 2009 Annual Meeting of Shareholders must provide advance written notice of such nomination in the manner required by our Bylaws. Written notice of nominations, complying with Section 17 of the Bylaws, must be delivered or mailed by first class United States mail, postage pre-paid, to the Secretary of the Company not less than 14 days nor more than 50 days prior to the date of the 2009 Annual Meeting of Shareholders; provided, however, that if less than 21 days’ notice of the meeting is given to the shareholders, such written notice shall be delivered or mailed, as prescribed above, to the Secretary of the company not later than 5:00 p.m. on the seventh day following the day on which notice of the meeting was mailed to the shareholders.

HOUSEHOLDING OF PROXIES

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more shareholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We and some brokers household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. You may request to receive at any time a separate copy of our annual report or proxy statement, by sending a written request to Jones Soda Co., 234 Ninth Avenue North, Seattle, WA 98109, Attention: Investor Relations or calling us at 206-624-3357.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report or proxy statement in the future, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. If, at any time, you and another shareholder sharing the same address wish to participate in householding and prefer to receive a single copy of our annual report or proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Jones Soda Co., 234 Ninth Avenue North, Seattle, WA 98109, Attention: Investor Relations or calling us at 206-624-3357.

OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual

Meeting, it is intended that the persons named in the accompanying proxy will vote the shares represented by the proxies on each of such matters, in accordance with their best judgment.

By Order of the Board of Directors

/s/ Stephen C. Jones

Stephen C. Jones

Interim Chief Executive Officer

April 25, 2008

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

JONES SODA CO.

The undersigned hereby appoints Stephen C. Jones and Hassan N. Natha and each of them (with full power to act alone) as proxies and attorneys-in-fact, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of common stock of the undersigned of Jones Soda Co. at the 2008 annual meeting of shareholders to be held at the Pan Pacific Hotel, 2125 Terry Avenue, Seattle, Washington 98121, at 2:00 p.m. on Thursday, June 5, 2008 or at any adjournment or postponement thereof.

Proposal – The Board of Directors recommends a vote FOR all the nominees listed. This proxy, when properly signed, will be voted in the manner directed herein by the undersigned shareholder. If no directions are given, the shares represented by this proxy will be voted “FOR” all nominees in Item 1. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the annual meeting of shareholders or any adjournments or postponements thereof.

1.	Election of Directors:

01.	Richard S. Eiswirth, Jr.
02.	Michael M. Fleming
03.	Stephen C. Jones
04.	Matthew K. Kellogg
05.	Jonathan J. Ricci
06.	Susan Schreter
07.	Peter M. van Stolk

Mark X for only one box:

❑	For All Nominees

❑	Withhold All Nominees

❑	Withhold Authority To Vote For Any Individual Nominee, Write Number(s) Of Nominees Below

Use Number Only

I PLAN TO ATTEND THE ANNUAL MEETING    ❑

If you receive more than one Proxy Card, please sign, date and return all such cards in the accompanying envelope.

Please sign, date and return this Proxy Card today, using the enclosed envelope.

Signature(s)	Date

Please sign above exactly as your name appears on this Proxy Card. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating his/her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by authorized person(s).